Exhibit 10.1

October 7, 2013

Mr. Lex Gemas

Dear Lex:

On behalf of dELiA*s, Inc. (the “Company”), I am very pleased to provide you with the proposed terms and conditions of the Company’s offer to employ you. Tracy has spoken very highly of you and we are all excited about the prospect of you joining the Company. We look forward to a mutually beneficial relationship.

1. Position: Your initial position will be as the Chief Operating Officer, working out of the Company’s office located at 50 West 23rd Street, New York, NY, 10010. As the Company’s employee, we expect you to devote your full time and energies to the business and affairs of the Company, and to perform any and all duties and responsibilities associated with this position and as may be reasonably assigned to you from time to time by the Company. Your performance will be reviewed on a periodic basis as long as you remain employed by the Company.

2. Starting Date/Nature of Relationship: If you accept this offer, your employment with the Company shall commence no later than October 9, 2013. Except as expressly set forth herein, this letter does not create an employment contract or other agreement and is not a promise of employment for a specific period of time. You understand your employment is at-will and either party may terminate the relationship with or without cause at any time.

3. Compensation and Benefits: Your initial base pay shall be $250,000 per annum, ($9,615.38 on a bi-weekly basis, every other Friday). You are also eligible to participate in the 2013 Management Incentive Plan (MIP). Your target bonus under this plan will be 75%. Currently, the MIP is based on the company meeting or exceeding planned EBITDA and individual performance and you have the opportunity to earn up to 200% of your target. Any earned bonus for the 2013 fiscal year will be prorated. Under current company policy, salaries are reviewed annually at the start of each fiscal year. Your first salary review will be prorated in the spring of 2014.

In addition, you will receive options to purchase 300,000 shares of Common Stock of dELiA*s, Inc., par value $0.01 per share, pursuant to one of dELiA*s stock plans. Such options shall be exercisable at a purchase price per share equal to the closing price of dELiA*s Common Stock, on the NASDAQ market, on the business day of your commencement of employment with the Company. These options shall vest in equal monthly installments over a 48 month period of time beginning with the first month following your commencement date. Therefore, 6,250 options will vest each month beginning with the first tranche vesting on November 9, 2013. These options shall expire ten years from the date of grant.

You will also receive a Restricted Stock grant of 300,000 shares of the Company’s Common Stock, with restrictions that will lapse in equal monthly installments over a 36 month period of time beginning with the first lapse of 8,333 occurring on November 9, 2013; provided, however, in the 36th month, the restrictions on the remaining 8,345 shares shall lapse. You will have the option to pay any applicable required withholding taxes on the lapse of restrictions on restricted shares by electing to have the Company withhold shares where the restrictions have lapsed.

In addition to your compensation, you will be entitled to receive the various benefits (Ex. Comprehensive Health Benefits, Employee Discounts, 401k, etc.) offered by the Company to its employees. Benefits offered may be modified or changed from time to time at the discretion of the Company. Where a particular benefit is subject to a formal plan, eligibility to participate in and receive any particular benefit of the plan is governed solely by the applicable plan document, prorated based on date of hire. You would currently be eligible for four (4) weeks paid vacation as well as 9-10 company holiday’s (depending on the calendar), five (5) sick days and three (3) personal days in accordance with company policy. Should you ever have any questions, you should ask David Diamond, SVP of Human Resources, for a copy of the applicable plan document.

4. Severance: If the Company terminates you for any reason other than “Cause” (defined as dishonesty, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information and conduct substantially prejudicial to the business of the Company or an Affiliate), and provided an Agreement and General Release is executed, you shall be entitled to the following: a) salary continuation pay for a period of 12 months (the “Severance Period”) of base salary, payable in bi-weekly installments commencing with the bi-weekly pay period immediately after such termination; b) payment of any earned incentive award under the Management Incentive Plan (MIP) for the fiscal year during which the termination occurs prorated for the portion of the fiscal year during which termination occurs; c) all previously vested stock options and any unvested stock options that would have vest during the Severance Period will accelerate and vest, and all restricted shares where restrictions have not lapsed as of the date of termination shall be cancelled; and d) continued participation in all medical and dental plans at the same benefit level your were participating in prior to termination through the Severance Period, which medical benefits will be provided through COBRA.

5. Change in Control: In the event there is a change of control followed by your termination without Cause within one (1) year following the change of control, you will receive the severance benefits noted above with the following exception: all unvested options shall vest immediately and all restrictions on all shares of restricted stock where restrictions have not lapsed shall accelerate and lapse as of the date of termination.

6. Non-competition:

(a) During the Restriction Period (as defined in Section 6(b) below) and in consideration for any payments pursuant to Sections 4 and 5, the Executive shall not engage in Competition with the Company or any Subsidiary. “Competition” shall mean engaging in any activity, except as provided below, for a Competitor of the Company or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. A “Competitor” shall mean the entities listed on

Exhibit A below. Notwithstanding the foregoing to the contrary, Company may add entities or businesses to Exhibit A which Company in its reasonable business judgment deems to be a competitor, upon Executive’s prior written consent, such consent not to be unreasonably withheld. If the Executive commences employment or becomes a consultant, principal, agent, officer, director, partner, or shareholder of any entity that is not a Competitor at the time the Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (1) such activities were contemplated at the time the Executive initially became employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity (and the contemplation of such activities was known to the Executive) or (2) the Executive commences directly or indirectly overseeing or managing the activities which are competitive with the activities of the Company or Subsidiary.

(b) For the purposes of this Section 6 and Section 7 below, “Restriction Period” shall mean the period beginning with the Commencement Date and ending with the first anniversary of Executive’s termination of employment with the Company, whether voluntary or involuntary.

7. Non-solicitation

(a) Employees. During the Restriction Period, Executive shall not induce and/or solicit employees of the Company or any Subsidiary to terminate their employment. During the portion of the Restriction Period following the termination of the Executive’s employment, the Executive shall not directly or indirectly hire any employee of the Company or any Subsidiary or any person who was employed by the Company or any Subsidiary within 180 days of such hiring.

(b) Vendors/Business Partners. Executive promises and agrees that during the Restriction Period, Executive will not influence or attempt to influence vendors, or business partners of the Company or any of its present or future subsidiaries, either directly or indirectly, to divert from the Company their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or the Company.

8. Assignment: The Company reserves the right at any time to assign this offer letter to any parent, subsidiary or affiliate of the Company now in existence or formed hereafter.

9. Miscellaneous: This letter constitutes our entire offer regarding the terms and conditions of your employment by the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the law of the State of New York, without giving effect to its principles of conflicts of laws. By accepting this offer of employment, you expressly agree that any action, demand, claim or counterclaim concerning any aspect of your employment relationship with the Company shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury. The Company reserves the right to alter any of the terms of employment set forth in this letter as needed.

You may accept this offer of employment and the terms and conditions hereof by signing a copy of this letter, which execution will evidence your agreement with the terms and conditions set forth herein and therein.

I am happy to offer you the opportunity to join our Company and we look forward to you joining us!

Exhibit A

Aeropostale, Inc.

Abercrombie & Fitch, Co.

American Eagle Outfitters, Inc.

Wet Seal, Inc.

Hot Topic, Inc.

The Buckle, Inc.

Forever 21

Garage

Love Culture

Rue 21

Body Central

All subsidiaries, divisions, affiliates and successors of the above-named entities are included provided that they primarily engage in the marketing or sale of specialty apparel, clothing and accessories to girls between the ages of 12 and 18.

By:	/s/ David Diamond
David Diamond, Senior Vice President - Human Resources

Accepted and Agreed:

By:	/s/ Lex Gemas	Date: October 9, 2013